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                                                                     EXHIBIT 5.1

                               Opinion of Counsel

          SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.
                                     LAWYERS


          OFFICES                                         Mailing Address
  2500 First Union Capitol Center    December 5, 2001      P.O. Box 2611

  Raleigh, North Carolina 27601                        Raleigh, North Carolina
                                                       Telephone: (919) 821-1220
                                                       Facsimile: (919) 821-6800


Triangle Pharmaceuticals, Inc.
4 University Place
4611 University Drive
Durham, North Carolina 27707

      Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

      We are counsel for Triangle Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 28,301,887 shares (the "Shares") of the Company's common stock, $0.001 par value per share ("Common Stock"), which have been included in the Registration Statement for the respective accounts of the persons identified in the Registration Statement as selling stockholders. This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Act.

      We have examined the Restated Certificate of Incorporation of the Company, the Second Restated Certificate of Incorporation of the Company, the Restated Bylaws of the Company, the minutes of the meetings of the Board of Directors of the Company relating to the authorization and the issuance of securities and such other corporate documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. In rendering the opinion set forth below, we have relied on a certificate of a Company officer, whom we believe is responsible.

      Based upon the foregoing and the additional qualifications set forth below, it is our opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

      This opinion is limited to the laws of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal and state securities laws relating to the sale of the Shares.


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      We hereby consent to the reference to our firm in the Registration
Statement under the heading "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

      Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

                                          Sincerely yours,

                                          /s/ SMITH, ANDERSON, BLOUNT, DORSETT,
                                          MITCHELL & JERNIGAN, L.L.P.